                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only
/ / Definitive Additional Materials              (as permitted by Rule
/ / Soliciting Material Pursuant to              14a-6(e)(2))
    Rule 14a-11(c) or Rule 14a-12

                        Mercantile Bancorporation Inc.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

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    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTIONS APPLIES:

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    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED
PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

------------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

------------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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



Mercantile                      P.O. Box 524                         MERCANTILE
Bancorporation                  St. Louis, MO 63166-0524                LOGO
Inc.


        THOMAS H. JACOBSEN
        Chairman of the Board, President
        and Chief Executive Officer


                                                                 March 16, 1998


        DEAR SHAREHOLDER:

            You are cordially invited to attend our Annual Meeting of Shareholders, which will be held at 10:00 a.m. (Central Daylight Time) on Thursday, April 23, 1998.

            The meeting will be held at Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri. A special card admitting you to the meeting is attached to the proxy. Please detach and present it at the door when you arrive. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, please provide proof of ownership to obtain an admission ticket (e.g., a letter from your broker, bank or other nominee indicating that you are the beneficial owner of MBI stock as of February 27, 1998, the record date). Please mail the request and proof of ownership to Mercantile Bancorporation Inc., Attn: Investor Relations, P. O. Box 524, St. Louis, Missouri 63166.

            The Notice of Annual Meeting, proxy statement and proxy card which accompany this letter outline the matters on which action will be taken at this meeting. The Board of Directors respectfully requests that you vote in favor of each such matter.

            Whether or not you are able to attend the meeting, we would appreciate your dating, signing and mailing the enclosed proxy card as promptly as convenient in the return envelope that is enclosed. If you do attend the meeting, you may revoke your proxy and vote your shares in person.

            Our Annual Report for 1997 accompanies these proxy materials.

            Thank you for your continued support.

                                                  Sincerely,

                                                 /S/ THOMAS H. JACOBSEN

Notice:                                 Mercantile                   MERCANTILE
Annual Meeting                          Bancorporation                  LOGO
of Shareholders                         Inc.
April 23, 1998



            The Annual Meeting of Shareholders of Mercantile Bancorporation Inc. will be held at Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri, on Thursday, April 23, 1998, at 10:00 a.m., Central Daylight Time, for the following purposes:

            1. To elect four directors in Class I for terms of three years expiring in 2001.

            2. To consider and vote on a proposal to amend the Restated
               Articles of Incorporation of the Corporation ("Mercantile's Restated Articles") to increase the authorized Mercantile Common Stock, $0.01 par value per share, from 200,000,000 to 400,000,000 shares;

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

            Only shareholders of record at the close of business on February 27, 1998, are entitled to notice of and to vote at the meeting.

                                                 THOMAS H. JACOBSEN
                                          Chairman of the Board, President
                                            and Chief Executive Officer


March 16, 1998

Proxy                           Mercantile                           MERCANTILE
Statement                       Bancorporation                          LOGO
                                Inc.




    This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Bancorporation Inc. ("Mercantile" or the "Corporation") to be voted at the Annual Meeting of Shareholders to be held on Thursday, April 23, 1998 on the matters set forth in the accompanying Notice of Annual Meeting. Any shareholder giving a proxy may revoke it at any time prior to its being voted. Revocation may be made effective by giving a later dated proxy or written notice of revocation to the Secretary or to the election inspectors for the Annual Meeting of Shareholders at any time prior to the time the proxy is voted. Unless so revoked, all shares represented by proxies in the enclosed form that are properly executed and received in time for the vote will be voted.

    Mercantile will bear the entire cost of soliciting proxies in the enclosed form. Solicitation will be by mail. Directors and officers of Mercantile and its subsidiaries may solicit proxies personally, by telephone or other means, but such persons will not be specially compensated for such services. Mercantile has retained Morrow & Co. to assist in the solicitation of proxies on its behalf for a fee of approximately $7,500 plus expenses.


    Only shareholders of record at the close of business on February 27, 1998 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On that date there were 133,748,539 shares of Mercantile's Common Stock outstanding, with each share being entitled to one vote. The election inspectors will treat abstentions as shares that are present and voting for purposes of determining the presence of a quorum and the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and voting with respect to that matter.


    Cumulative voting, as required by Mercantile's By-Laws, is applicable to all elections of directors. In the election of directors, this means that a shareholder is entitled to cast as many votes as shall equal the number of shares of Common Stock of Mercantile owned multiplied by four, the number of directors to be elected at this Annual Meeting. A shareholder may cast all votes for a single candidate or may distribute them among two or more candidates as the shareholder may decide. Each duly executed proxy in the form enclosed will be voted equally for all nominees as listed on such proxy, unless otherwise directed in the proxy. If a shareholder gives a proxy in the form enclosed but withholds authority to vote for one or more of the nominees listed on the proxy, the number of votes represented by such shareholder's proxy shall be divided equally, to the extent practicable without creating fractional votes, among the remaining nominees, unless otherwise directed in the proxy.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth the name and address of each beneficial owner of five percent or more of Mercantile's Common Stock known to Mercantile, showing the amount and nature of such beneficial ownership and percent of class:


                                                                                                         PERCENT OF
                                                                                                          CLASS OF
                                                                                                           COMMON
            NAME AND ADDRESS                                AMOUNT AND NATURE                         STOCK, $0.01 PAR
          OF BENEFICIAL OWNER                            OF BENEFICIAL OWNERSHIP                         VALUE<F1>
          -------------------                            -----------------------                      ----------------
Mercantile Bank National Association<F2>  Sole Voting Power........................... 7,712,354
("Mercantile Bank" or "MBNA")             Shared Voting Power........................... 493,123
P.O. Box 387                              Sole Investment Power....................... 6,739,685
St. Louis, Missouri 63166                 Shared Investment Power..................... 2,138,889
                                              Total.................................. 10,167,541           7.60%

Mr. Frank Lyon, Jr.<F3>                   Sole Voting Power........................... 6,763,823
One Riverfront Place                      Shared Voting Power................................. 0
Suite 400                                 Sole Investment Power....................... 6,763,823
North Little Rock, Arkansas 72114         Shared Investment Power............................. 0
                                              Total................................... 6,763,823           5.06%

-----------

<F1>Based upon 133,748,539 shares outstanding at February 27, 1998.

<F2>Includes shares beneficially owned as of February 27, 1998, by Mercantile
    Bank National Association ("Mercantile Bank") and certain other affiliates of Mercantile. Mercantile has been advised that the shares held as sole fiduciary by Mercantile Bank and such affiliates will be voted at the Annual Meeting for each of the persons nominated by the Board of Directors for election as a director and for the proposal to amend Mercantile's Restated Articles to increase the number of authorized shares of Mercantile's Common Stock. Mercantile Bank and such affiliates will also recommend to all co-trustees and co-executors that they vote in a similar manner.

<F3>Frank Lyon, Jr. is the indirect beneficial owner of 6,762,323 shares included above which are held by the Lyon 72/95 Limited Partnership (2,702,853 shares) and the Lyon 87/95 Limited Partnership (4,059,470 shares), and the direct beneficial owner of stock options that are currently exercisable for 1,500 shares.


                         ITEM 1. ELECTION OF DIRECTORS

    One of the purposes of the Annual Meeting is to elect four directors in Class I to serve for terms of three years expiring in 2001. The persons named on the enclosed form of proxy intend to vote all duly executed proxies received "FOR" the election to the Board of Directors of each of the nominees, except as otherwise directed in any proxy. The four nominees receiving the highest number of votes in the Class I election will be elected as Class I directors. Each of the nominees for election as directors in Class I is currently a director of Mercantile.

    In the event any nominee declines or is unable to serve, it is intended that the proxies for the election of such nominee will be voted for a successor nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve if elected.

    The name, age as of the date of the Annual Meeting, principal occupation or position and other directorships with respect to the nominees and the other directors whose terms of office as directors will continue after the Annual Meeting are set forth below. Each of the directors has held the currently listed position or another executive position with the same employer for more than five years except as set forth beside his or her name.

       CLASS I--TO BE ELECTED FOR A TERM OF THREE YEARS EXPIRING IN 2001

    HARRY M. CORNELL, JR., 69--Director beginning in 1991; Chairman, Chief Executive Officer and Director of Leggett & Platt, Inc., manufacturer of components used primarily in the furniture and bedding industry; Director of Ennis Business Forms, Inc.

    FRANK LYON, JR., 56--Director beginning in 1995; private investor. Mr. Lyon served as Chairman of Mercantile Bank of Arkansas and its predecessor holding company, TCBankshares Inc., for more than five years prior to May 1995.

    HARVEY SALIGMAN, 59--Director beginning in 1982; General Partner of Cynwyd Investments, real estate investment company, since August 1996; Director of Ameren Corporation. Mr. Saligman served as Managing Partner of Cynwyd Investments for more than five years prior to August 1996.

    JOHN A. WRIGHT, 55--Director beginning in 1986; President and Chief Executive Officer of Woodridge Resources Corporation, natural resources investment firm, since January 1997. Mr. Wright served as President and Chief Executive Officer of Big River Mineral Corp. for more than five years prior to January 1997.

                  CLASS II--TO CONTINUE IN OFFICE UNTIL 1999

    WILLIAM A. HALL, 52--Director beginning in 1993; Assistant to the Chairman, Hallmark Cards, Inc., manufacturer of greeting cards and related products.

    DR. HENRY GIVENS, 63--Director beginning in 1998; President of Harris-Stowe State College, educational institution; Director of Laclede Gas Company.

    ROBERT W. MURRAY, 63--Director beginning in 1996; Chairman of the Board of Mercantile Bank of Western Iowa-Polk County since January 1996. Mr. Murray served as Chairman and Chief Executive Officer of Hawkeye Bancorporation from April 1991 to January 1996, and in various other capacities with Hawkeye Bancorporation prior thereto.


    CRAIG D. SCHNUCK, 50--Director beginning in 1991; Chairman, Chief Executive Officer and Director of Schnuck Markets, Inc., retail supermarket chain; Director of General American Life Insurance Company.


                  CLASS III--TO CONTINUE IN OFFICE UNTIL 2000


    RICHARD E. BEUMER, 60--Director beginning in 1997; Chairman and Chief Executive Officer, Sverdrup Corporation, a design, construction and scientific services firm; Director of Aid Association for Lutherans and Laclede Gas Company.


    THOMAS H. JACOBSEN, 58--Director beginning in 1989; Chairman of the Board, President and Chief Executive Officer of Mercantile; Director of Trans World Airlines, Inc.


    ALVIN J. SITEMAN, 70--Director beginning in 1997; President and Director, Flash Oil Corporation and Site Oil Company of Missouri, petroleum product distributors and, since April 1997, Chairman of Mercantile's St. Louis banking unit.


    PATRICK T. STOKES, 55--Director beginning in 1992; President of Anheuser-Busch, Inc., brewer of beer and other malt beverages.

                       BOARD OF DIRECTORS AND COMMITTEES

    During 1997 there were six meetings of the Board of Directors. All of the directors attended not less than 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served during the year, except Craig D. Schnuck.

    The standing committees of the Board of Directors in 1997 included the Audit Committee, the Business Policy Committee, the Compensation and Management Development Committee, the Executive Committee and the Nominating and Board Affairs Committee.

    The members of the Audit Committee are Messrs. John A. Wright, Chairman, Richard E. Beumer and William A. Hall. The Audit Committee met three times in 1997. The duties of the Audit Committee include meeting with the independent auditors, management, internal auditors and credit review personnel periodically to review the work of each and ensure that each is properly discharging its responsibilities.

    The members of the Business Policy Committee are Messrs. Patrick T. Stokes, Chairman, Robert W. Murray, Craig D. Schnuck, Alvin J. Siteman, and Robert L. Stark<F1>. The Business Policy Committee met five times in 1997. The Business Policy Committee, among other things, reviews bank and non-bank service and product offerings and regulatory agency-imposed or other legally required credit and noncredit-related policies, guidelines and procedures.

    The members of the Compensation and Management Development Committee are Messrs. Harry M. Cornell, Jr., Chairman, Thomas A. Hays<F1>, Frank Lyon, Jr. and Harvey Saligman. The Compensation and Management Development Committee, which met four times in 1997, reviews and approves the salaries of executive officers of the Corporation and Mercantile Bank, as well as selected other senior officers of the Corporation and its affiliates, and authorizes all other forms of executive compensation. The Compensation and Management Development Committee administers Mercantile's executive incentive plans.


    The members of the Executive Committee are Messrs. Thomas H. Jacobsen, Chairman, Harry M. Cornell, Jr., Thomas A. Hays, Patrick T. Stokes, and John A. Wright. The Executive Committee may exercise all powers of the Board of Directors which may lawfully be delegated when the Board of Directors is not in session. The Executive Committee met four times in 1997.


    The members of the Nominating and Board Affairs Committee, which proposes nominees for election to the Board of Directors, are Messrs. Thomas A. Hays, Chairman, Harry M. Cornell, Jr. and Thomas H. Jacobsen. The Nominating and Board Affairs Committee will consider written recommendations of shareholders with regard to potential nominees. Shareholder recommendations must contain certain information regarding the potential nominee and comply with certain requirements for presentation as set forth in Mercantile's By-Laws. The Nominating and Board Affairs Committee met four times in 1997.

[FN]
------------

<F1> Messrs. Hays and Stark will be retiring from the Board of Directors of the
     Corporation effective as of the date of the Annual Meeting of Shareholders.

                                DIRECTORS' FEES

    Directors who are not officers of Mercantile or any of its subsidiaries are paid an annual retainer of $15,000 ($17,000 for Committee Chairmen), as well as $1,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at meetings of its standing committees.


    Pursuant to the Mercantile Bancorporation Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (the "Director Plan"), each director not otherwise employed by Mercantile and its subsidiaries receives, at the time of the Annual Meeting, as additional consideration for services rendered or to be rendered to the Corporation, (a) an option to acquire 1,000 shares of Mercantile's Common Stock with an exercise price equal to the "Fair Market Value" of Mercantile's Common Stock (as defined in the Director Plan) at the time of the award ("Stock Options"), and (b) stock units ("Stock Units"), each of which is the equivalent of one share of Mercantile's Common Stock, equal in amount to 250, or, if less, the number obtained by dividing Twenty Thousand Dollars by the Fair Market Value of Mercantile's Common Stock at the time of the award. The Stock Options first become exercisable six months after the date of the grant (or earlier in the event of a change in control of Mercantile) and remain exercisable over a term of ten years from the date of grant or, if earlier, over a term of three years following termination of service as a director. Stock Units so awarded are credited to accounts (each a "Stock Unit Account") established by Mercantile for the benefit of each non-employee director. Quarterly awards of Stock Units are also made at the time dividends are payable in respect of Mercantile's Common Stock. The amount of such quarterly awards equals (x) the product of the per-share dividend payable with respect to Mercantile's Common Stock on the date of the award, multiplied by the number of Stock Units previously credited to a director's Stock Unit Account, divided by (y) the Fair Market Value of a share of Mercantile's Common Stock on that date. During 1997, non-employee directors received a total of 10,000 Stock Options and 3,753 Stock Units in annual and quarterly awards.


    In addition, pursuant to the Director Plan, a non-employee director can elect to defer until after the termination of services as a director (or earlier in the event of a change in control of Mercantile) the receipt of all or a portion of the retainer and/or fees to which such director is entitled to receive in cash. Amounts so deferred will be credited, at the option of the electing director, to either (a) an interest-bearing cash account established by Mercantile for the benefit of such director (each a "Cash Account") which will be adjusted for gains or losses based upon an investment index selected by such director, or (b) such director's Stock Unit Account. Deferred cash amounts credited to a Stock Unit Account will be contemporaneously converted to Stock Units on a Fair Market Value-equivalent basis and, thereafter, will be treated as Stock Units in all respects.

    The total number of Stock Units in a non-employee director's Stock Unit Account and funds, if any, credited to such director's Cash Account shall be distributed to the director in the form of an equivalent number of shares of Mercantile's Common Stock and in cash, respectively, following the termination of service of such director (or earlier in the event of a change in control of Mercantile). In lieu of fractional shares of Mercantile's Common Stock, each director who otherwise would be entitled to receive fractional shares in respect of Stock Units will receive cash in an amount determined by multiplying the fractional share interest to which such director would otherwise be entitled by the then Fair Market Value thereof.

                  BENEFICIAL OWNERSHIP OF STOCK BY MANAGEMENT

    The following information is furnished as of February 27, 1998, to indicate beneficial ownership of shares of Mercantile's Common Stock by each director, by each nominee for director and by each executive officer named in the Summary Compensation Table, individually, and all directors, nominees and executive officers as a group:



NAME OF BENEFICIAL OWNER                                                     BENEFICIALLY OWNED <F1>     STOCK UNITS<F2>
------------------------                                                     -----------------------     ---------------
Richard E. Beumer...........................................................          22,210<F3>                    0
Harry M. Cornell, Jr........................................................           4,649<F4>                4,212
Dr. Henry Givens, Jr........................................................             200                        0
William A. Hall.............................................................           8,157<F4>,<F5>           1,862
Thomas H. Hays..............................................................          10,050<F4>,<F6>          23,510
Thomas H. Jacobsen..........................................................       1,051,171<F7>               11,464
Frank Lyon, Jr..............................................................       6,763,823<F4>,<F8>           2,439
Robert W. Murray............................................................         135,199<F9>                1,300
Harvey Saligman.............................................................           8,532<F4>,<F10>          4,941
Craig D. Schnuck............................................................           7,875<F4>,<F11>          1,114
Alvin J. Siteman............................................................       3,364,706<F12>                 360
Robert L. Stark.............................................................           4,975<F4>,<F13>          6,285
Patrick T. Stokes...........................................................           2,625<F4>                3,075
John A. Wright..............................................................           3,624<F4>,<F14>          3,864
W. Randolph Adams...........................................................         131,083<F15>               2,150
John Q. Arnold..............................................................         141,677<F15>               1,486
Richard C. King.............................................................         353,470<F15>,<F16>        14,893
John W. McClure.............................................................         195,823<F15>,<F17>         8,594
Directors and executive
  officers as a group (24 persons)..........................................      13,425,553<F18>              96,815

-----------

 <F1>Based on 133,748,539 shares outstanding as of February 27, 1998, director
     Frank Lyon, Jr. indirectly beneficially owned 5.06 percent of the outstanding Common Stock and director Alvin J. Siteman beneficially owned
     2.51 percent of the outstanding Common Stock. No other director or executive officer beneficially owned in excess of one percent of the outstanding Common Stock. All directors and executive officers as a group beneficially owned 9.92% of the outstanding Common Stock and outstanding options exercisable within 60 days of the Record Date. Unless otherwise noted, each individual named has sole voting and investment power with respect to all shares listed as beneficially owned.

 <F2>Includes Stock Units held in deferred compensation accounts and, where applicable, in supplemental retirement plan accounts. Stock Units are convertible into an equal number of shares of Mercantile's Common Stock.

 <F3>Mr. Beumer holds 16,528 shares included above, jointly with his wife. Mr.
     Beumer has shared voting and investment power with respect to these shares. The total set forth in the table above also includes 5,682 shares which are subject to stock options held by Mr. Beumer that are presently exercisable or that will be exercisable within 60 days of the Record Date.

 <F4>Includes 1,500 shares subject to stock options held by the director that are presently exercisable.

 <F5>Mr. Hall holds 6,657 of the shares included above in the William Austin
     Hall Revocable Trust.

 <F6>Mr. Hays holds 8,550 shares included above, in a limited partnership. The general partner of the partnership is a revocable trust of which Mr. Hays is grantor, trustee and beneficiary. Mr. Hays is also a limited partner in the partnership. Mr. Hays shares voting and investment power with respect to these shares.

 <F7>Mr. Jacobsen holds 299,850 shares included above that are restricted shares subject to forfeiture and reversion back to Mercantile in the event that Mr. Jacobsen terminates his employment with Mercantile during specified time periods. Mr. Jacobsen holds 150,611 shares included above in a trust of which Mr. Jacobsen is trustee. The total set forth in the table above also includes 588,022 shares subject to stock options held by Mr. Jacobsen that are either presently exercisable or which are exercisable within 60 days of the Record Date.

                                       9

 <F8>Mr. Lyon holds all except 1,500 of the shares included above in two limited partnerships. The limited partner and sole shareholder of the corporate general partner of each such limited partnership are trusts of which Mr. Lyon is the trustee and beneficiary.

 <F9>Includes 51,996 shares held by Mr. Murray's wife. Mr. Murray has no voting or investment power with respect to these shares. Also includes 37,677 shares subject to stock options held by Mr. Murray that are presently exercisable or which are exercisable within 60 days of the Record Date.

<F10>Mr. Saligman has disclaimed beneficial ownership of 709 shares included above which are owned by his wife and 2,666 shares included above which are owned by his wife as custodian for three children. Mr. Saligman has no voting or investment power with respect to these shares.

<F11>Mr. Schnuck holds 3,375 of the shares included above jointly with his wife. Mr. Schnuck has shared voting and investment power with respect to these shares.

<F12>Mr. Siteman disclaims beneficial ownership of 243,445 shares included above, 114,240 shares of which are held in his wife's revocable trust, and 129,205 shares of which are held in various trusts of which Mr. Siteman or affiliates are trustees. Mr. Siteman holds 2,370,895 shares included above in a revocable trust of which he is grantor, beneficiary and trustee, and a total of 604,507 shares included above are held by affiliated corpora-tions; Mr. Siteman has sole voting and investment power with respect to these shares. The total set forth in the table above also includes 133,873 shares subject to stock options that are either presently exercisable or exercisable within 60 days of the Record Date.

<F13>Mr. Stark holds 3,475 shares included above in a revocable trust of which
     Mr. Stark is grantor, trustee and beneficiary.

<F14>Mr. Wright holds all except 1,500 of the shares included above jointly with his wife. Mr. Wright has shared voting and investment power with respect to these shares.

<F15>As of February 27, 1998, Messrs. Adams, Arnold, King and McClure, held
     45,000, 55,000, 41,875, and 47,500 shares, respectively, included above that are restricted shares subject to forfeiture by and reversion back to Mercantile in the event that the executive officer terminates his employment with Mercantile during specified time periods. The totals set forth in the table above also include 54,551, 71,025, 59,775, and 112,875 shares subject to stock options held by Messrs. Adams, Arnold, King and McClure, respectively, that are either presently exercisable or which are exercisable within 60 days of the Record Date.

<F16>Mr. King disclaims beneficial ownership of a total of 76,181 shares,
     24,718 of which are held by a family trust, 25,732 of which are held in an irrevocable trust for the benefit of his daughter, and 27,731 of which are held in an irrevocable trust for the benefit of his son.

<F17>Mr. McClure holds 7,036 shares included above jointly with his wife. He has shared voting and investment power with respect to these shares. In addition, this total includes 415 shares held by his wife over which he has no voting or investment power.

<F18>As of February 27, 1998, all directors and executive officers as a group held 653,890 shares that are restricted shares subject to forfeiture by and reversion back to Mercantile in the event that the executive officer terminates his employment with Mercantile during specified time periods. The total set forth in the table also includes 1,625,583 shares subject to stock options held by all directors and executive officers as a group, which options are either presently exercisable or which are exercisable within 60 days of the Record Date.


               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
            REPORT TO SHAREHOLDERS REGARDING EXECUTIVE COMPENSATION

OVERALL POLICY

    The design of Mercantile's executive compensation program links the compensation of its executives directly to achievement of specific corporate and/or business unit performance goals and returns to shareholders. The overall objectives in this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals contained in Mercantile's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes and rewards individual contributions, including job performance, as well as overall business results. While the strongest competitors for executive talent are believed to be regional bank holding companies with assets of greater than $30 billion located throughout the United States, competitor companies for certain executive positions may be non-banking companies.

    During 1997, the Compensation and Management Development Committee (the "Committee") conducted a comprehensive review of Mercantile's executive compensation program. This review included an assessment of the market competitiveness of base salaries, annual cash incentives and long-term equity-based compensation of its executives and a relative comparison of corporate performance and total return to shareholders to the bank holding companies included in the Keefe, Bruyette & Woods 50 Index (the "KBW 50 Index"), which consists of 50 of the larger United States bank holding companies.

    The Committee determines the compensation of all of the executive officers who report to Mr. Jacobsen and serve on Mercantile's Management Executive Committee ("senior management officers"), including the named executive officers whose compensation is detailed in this proxy statement. The Committee also approves the design of compensation policies for approximately 285 other officers, who are the next most highly compensated officers of Mercantile and its subsidiaries. In reviewing the individual performance of the officers whose compensation is detailed in this proxy statement (other than Mr. Jacobsen), the Committee takes into account the views of Mr. Jacobsen.

    The key elements of Mercantile's executive compensation program consist of base salary, annual performance-based cash incentives and stock-based incentives, such as stock options, restricted performance units and restricted stock. While the elements of compensation are considered separately, the Committee's policies take into account the total compensation package of each senior management officer, including pension benefits, supplemental retirement benefits, insurance and other benefits. The Committee's policies with respect to each element of executive compensation are discussed below.

BASE SALARIES

    Base salaries for senior management officers are initially determined by evaluating the responsibilities of the position held and the skills, knowledge and experience of the individual, and by referring to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies deemed to be competitors of Mercantile in the hiring and retention of comparable executive officers. Since there is a positive correlation between the asset size of banking institutions and the salaries of senior management officers, Mercantile targets base salary levels for senior management officers by comparison to average salaries paid for comparable positions with banks included in the KBW 50 Index on an asset-size adjusted basis.

    Individual salary adjustments for senior management officers are determined annually by evaluating the performance of each officer and the performance of the business unit for which he/she is responsible (e.g. annual and long-term net income, overhead, expense-to-assets ratio, return on assets and return on equity goals) during the preceding year and, when applicable, taking into account new responsibilities assigned to the officer during the year. For 1997, senior management officers excluding Mr. Jacobsen received average base salary increases of 8.7% over their prior base salary levels.


    The assets of Mercantile grew by 50% during the two-year period ended December 31, 1996. The base salary paid to Mr. Jacobsen in 1997 was increased by 15% over 1996 to ensure a base salary which is competitive with the other banks of similar asset size in the KBW 50 Index. The increase is also reflective of Mercantile's success and Mr. Jacobsen's leadership in achieving its financial goals for 1996. The actual operating results of the Corporation for such period were adjusted to exclude pre-assimilation dilution effects of acquisitions consummated by the Corporation during 1996, one-time acquisition expenses related to such transactions, and a non-recurring, special assessment imposed in 1996 generally on all commercial banks by the Federal Deposit Insurance Corporation. In the aggregate, these adjustments equalled approximately $56 million on an after-tax basis. With such adjustments, the net income, return on assets and return on equity measures utilized by the Committee were $248,486,000, 1.37% and 15.41%, respectively. As so adjusted, these measures all improved from 1995 to 1996. The Committee believed that these adjustments were appropriate in view of the substantial value that is projected to be derived therefrom.


ANNUAL INCENTIVES


    Each senior management officer is eligible for an annual cash incentive award. This cash award is designed to provide an incentive for the participating senior management officers to achieve annual performance goals which are based on individual, business unit and corporate measures. For 1997, the target opportunities for such officers, expressed as a percent of base salary, were based upon the median of incentive opportunities for similar positions at the companies included in the KBW 50 Index. Performance objectives for the funding of the annual incentive target opportunities were based on achievement of earnings per share and return on asset goals set by the Committee during the first quarter of 1997. Additionally, each officer was given specific objectives with respect to the Corporation, business unit and individual performance, including, but not limited to, return on equity, asset growth, asset quality, deposit growth and productivity improvement. Incentive awards reflect the degree to which 1997 objectives were met.

    Mr. Jacobsen participates in Mercantile's Amended and Restated Executive Incentive Compensation Plan, which was approved by the shareholders at the 1997 Annual Meeting of Shareholders. For 1997, Mr. Jacobsen's target incentive opportunity was based on the Corporation's objectives for return on assets and earnings per share, adjusted for one-time pre-assimilation dilution effects and acquisition expenses related to acquisitions consummated by the Corporation and the sale of the Corporation's co-branded credit card portfolio during 1997. The adjustments equalled in the aggregate approximately $136 million on an after-tax basis. As so adjusted, earnings per share in 1997 of $2.79 substantially met targeted performance objectives and exceeded 1996 results. Adjusted return on assets for 1997 of 1.30% met the target performance objectives, which reflected the inclusion of entities acquired during 1997. Stretch incentives were paid for the superior 1997 growth of 84% in total shareholder return, which was top quartile performance among the KBW 50 banks, and for exceeding planned 1997 expense synergies of $20 million related to the successful integration of the Mark Twain Bancshares and Roosevelt Financial Group acquisitions.


STOCK-BASED INCENTIVES

    Under Mercantile's Amended and Restated Stock Incentive Plan, approved by the shareholders at the 1997 Annual Meeting of Shareholders, stock options, restricted performance units and restricted stock may be granted to senior management officers. The Committee sets guidelines for the size of stock option, restricted performance unit and restricted stock awards based on the responsibilities of the position held, the skills, knowledge and experience of the senior management officer, competitive compensation data from the peer group and the Corporation's financial performance. Stock-based, long-term incentives are targeted to the 75th percentile practices of the companies included in the KBW 50 Index. While such stock-based incentives primarily reflect competitive practices, past incentive awards are also considered.

    Stock options, restricted performance units and restricted stock are designed to align the interests of senior management officers with those of the shareholders. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest over four or five years beginning one year following the date of grant. The stock option grants in 1997 for Mr. Jacobsen and other senior management officers were two-year front loaded grants. These options will vest over a five-year period. Options granted under the current and certain prior stock incentive plans of the Corporation are eligible for reload grants. A reload is a new stock option granted, on a one-for-one basis, when currently-owned shares of Common Stock are tendered to fund stock option exercises. Reload options have an exercise price equal to the market price of the Common Stock on the date of grant, vest one year from such date and have a term equal to the remaining life of the option to which they relate. Restricted performance units and/or restricted stock are generally awarded to a senior management officer in recognition of his or her value to the Corporation and as a means to ensure his or her continued service. Restricted performance units typically vest over a period of at least three years, while restricted stock awards typically vest over a period of at least five years. This approach is designed to focus the executives on the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.


    In 1997, Mr. Jacobsen was awarded options to purchase 240,000 shares with an exercise price of $34.9167 per share. This grant, which covered 1997 and 1998 as indicated above, is competitive with the long-term incentive practices of the KBW 50 banks at the 75th percentile. Mr. Jacobsen received no restricted performance unit or restricted stock awards in 1997.


EXECUTIVE STOCK OWNERSHIP GUIDELINES

    In 1994, Mercantile adopted stock ownership guidelines for senior management officers. Officers as of January 1, 1994, have until December 31, 1998, to acquire the specified number of shares of Mercantile's Common Stock. Those who become senior management officers after that date have five years thereafter to acquire the specified number of shares. The guidelines for Mr. Jacobsen and line and staff senior management officers are 118,125; 29,700; and 16,200 shares, respectively.

DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

    The Committee's policy with respect to the tax deductibility of executive compensation in excess of $1 million is to structure benefit plans in such a manner that permits the deductibility of such compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") when Mercantile can do so without material change to its overall compensation program.

                        THE COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                             HARRY M. CORNELL, JR.
                                  (CHAIRMAN)

         THOMAS A. HAYS         FRANK LYON, JR.         HARVEY SALIGMAN

                      COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the compensation of the named executive officers for each of the last three years:


                                                 SUMMARY COMPENSATION TABLE
                                                 ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                         ------------------------------------------------------------------------------     ALL
                                                                                 RESTRICTED   SECURITIES                   OTHER
                                                                 OTHER ANNUAL       STOCK     UNDERLYING                  COMPEN-
                                          SALARY       BONUS     COMPENSATION    AWARDS<F1>    OPTIONS       PAYOUTS<F2>  SATION<F3>
NAME & PRINCIPAL POSITION       YEAR        ($)         ($)          ($)             ($)         (#)            ($)         ($)
-------------------------       ----      ------       -----     ------------    ----------   ----------     -----------  ----------
Thomas H. Jacobsen              1997      728,000     863,226       79,092                0     240,000              0     121,592
Chairman of the Board,          1996      633,000     554,318       79,126                0           0        568,506     121,700
President and Chief             1995      573,600     516,240       68,835        2,737,500           0              0     118,330
Executive Officer

W. Randolph Adams               1997      354,700     289,081       17,645                0      90,401              0      39,976
Senior Executive Vice           1996      337,800      87,828       21,265                0           0        184,795      47,880
President and Chief             1995      268,763     147,819       13,024          855,000           0              0      40,356
Administrative Officer

John Q. Arnold                  1997      312,000     240,714       23,107                0      75,000              0      42,061
Vice Chairman and               1996      249,600     120,998       16,027                0           0        142,141      37,640
Chief Financial Officer         1995      219,175     119,855       12,654          855,000           0              0      32,187

Richard C. King                 1997      326,600     302,105       12,147                0      75,000              0      46,785
President--Mercantile Bank      1996      284,000     142,000       11,414                0           0        142,141      47,765
                                1995      273,000     163,800        8,294          641,250           0              0      44,579

John W. McClure                 1997      371,600     230,226       21,144                0      75,000              0      52,300
Vice Chairman,                  1996      337,800     211,455       18,629                0           0        184,795      47,392
Financial Advisory              1995      268,763     161,257       14,778          855,000           0              0      37,663
Services

-----------

<F1>Restricted stock awarded to Mr. Jacobsen vests at the rate of 25% of total shares each year, commencing forty-three months from the date of issuance. Restricted stock awarded to Messrs. Adams, Arnold, King and McClure vests at the rate of 25% of total shares each year, commencing three years from the date of issuance in the case of Messrs. Adams and Arnold and two years from the date of issuance in the case of King and McClure. As of December 31, 1997, Messrs. Jacobsen, Adams, Arnold, King and McClure held an aggregate of 149,850, 30,000, 30,000, 16,875, and 22,500 shares of restricted stock, respectively (including the restricted stock awards referred to in the table), having an aggregate value on such date of $9,215,775, $1,845,000, $1,845,000, $1,037,813 and $1,383,750,
    respectively. Holders of shares of restricted stock will receive dividends on such shares during the period of restriction.

<F2>No Restricted Performance Unit payouts were made in 1997.

<F3>Included in the totals set forth in this column in respect of Messrs.
    Jacobsen, Adams, Arnold, King and McClure are the profit sharing and/or matching contributions of $80,619, $26,794, $26,801, $31,605 and $35,232,
    for their respective accounts under Mercantile's Horizon Savings and Incentive Plan, Supplemental Savings Plan and Stock Purchase Plan, and premiums of $40,973, $13,182, $15,260, $15,180, and $17,068 paid by
    Mercantile on non-split dollar life insurance policies for such officers, respectively, under Mercantile's Management Life Insurance Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1997 to the individuals named in the Summary Compensation Table:


                                                                               INDIVIDUAL GRANTS
                                                         -------------------------------------------------------------
                                                          NUMBER OF        PERCENT OF
                                                          SECURITIES         TOTAL
                                                          UNDERLYING      OPTIONS/SARS                                   GRANT DATE
                                                         OPTIONS/SARS       GRANTED        EXERCISE OR                     PRESENT
                                                         GRANTED<F1>      EMPLOYEES IN     BASE PRICE      EXPIRATION     VALUE<F2>
       NAME                                                  (#)          FISCAL YEAR        ($/SH)           DATE           ($)
       ----                                              ------------     ------------     -----------     ----------     ----------
Thomas H. Jacobsen...................................       240,000           13.72          $ 34.92         1/20/07      2,178,135
W. Randolph Adams....................................        75,000            4.29            34.92         1/20/07        680,668
                                                             15,401<F3>         .88            58.31         1/20/03
John Q. Arnold.......................................        75,000            4.29            34.92         1/20/07        680,668
Richard C. King......................................        75,000            4.29            34.92         1/20/07        680,668
John W. McClure......................................        75,000            4.29            34.92         1/20/07        680,668

-----------

<F1>The exercise price may be paid in cash or by such other method permitted by the Committee, including (a) tendering (either actually or by attestation) shares of Mercantile's Common Stock already owned having a fair market value equal to the cash exercise price of the option being exercised, (b) surrendering another Mercantile stock award having a fair market value on the date of exercise equal to the cash exercise price of the option being exercised, or (c) any combination of the foregoing. Options generally terminate on the earlier of: ten years after grant; immediately on involuntary termination of employment for cause or voluntary termination of employment without written consent of Mercantile; twelve months after termination of employment for disability; eighteen months after termination by reason of death; thirty-six months after termination by reason of retirement; or three months after termination for any other reason. Upon a change in control of Mercantile, all options become fully exercisable and include optional SARs for six months and one week following the change in control, whereby the optionee may elect to receive in cash the spread between the exercise price of the optionee's option and the higher of the fair market value of Mercantile's Common Stock (or the equivalent securities of the acquiring company) on the date of surrender, or, in certain circumstances, the highest price per share paid for Mercantile Common Stock in the change in control transaction or transactions.

<F2>Option values are based upon the Black-Scholes option pricing model. Such model assumes: (a) an option term of 10 years; (b) an average risk-free rate of 6.13%; (c) a time weighted volatility of .2980, calculated using daily stock prices for the 5 calendar years prior to the grant date; (d) a time weighted dividend yield of 2.85%, also based on the five-year quarterly data prior to the grant; and (e) an expected option life of 1.4 years from the vesting date.

<F3>Represents reload stock options granted in 1997 in amount equal to the number of shares of Common Stock tendered to fund stock option exercises effected by such option holder during such period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information concerning option exercises in the fiscal year ended December 31, 1997, and options remaining unexercised at December 31, 1997, by the individuals named in the Summary Compensation Table:

                                                                                                                VALUE OF UNEXERCISED
                                                                                        NUMBER OF SECURITIES         IN-THE-MONEY
                                                                                       UNDERLYING UNEXERCISED      OPTIONS/SARS AT
                                                                                          OPTIONS/SARS AT        FISCAL YEAR-END<F1>
                                                                                        FISCAL YEAR-END (#)              ($)

                                            SHARES ACQUIRED                                 EXERCISABLE/             EXERCISABLE/
       NAME                                 ON EXERCISE (#)     VALUE REALIZED ($)         UNEXERCISABLE            UNEXERCISABLE
       ----                                 ---------------     ------------------     ----------------------   --------------------
Thomas H. Jacobsen......................              0             $        0                 549,674/             $24,194,951/
                                                                                               337,200               10,251,789

W. Randolph Adams.......................         41,450              1,518,968                  29,426/               1,228,395/
                                                                                               120,776                3,252,775

John Q. Arnold..........................              0                      0                  48,600/               2,048,398/
                                                                                                97,275                2,881,034

Richard C. King.........................              0                      0                  37,350/               1,487,774/
                                                                                                97,275                2,881,034

John W. McClure.........................              0                      0                  95,625/               4,071,810/
                                                                                               105,375                3,203,684

-----------

<F1>Based on a price per share of $61.50, being the closing price on the New
    York Stock Exchange on December 31, 1997 (1997 fiscal year end) as reported in the Wall Street Journal.


EMPLOYMENT ARRANGEMENTS

    None of the senior management officers of Mercantile, including those named in the Summary Compensation Tables, are parties to any employment agreements with the Corporation, except Mr. Jacobsen, Stanley J. Bradshaw, Group President--Retail, and John P. Dubinsky, Chairman, Mercantile Bank. The agreements pertaining to Messrs. Jacobsen, Bradshaw and Dubinsky provide that if the named officer's employment is terminated prior to the end of the term of such officer's agreement by such officer for specified reasons or by Mercantile for any reason other than death, disability or cause, Mercantile will be obligated, among other things, to pay the then-current base salary and bonus of such officer and all benefits for the remaining term of the agreement or, in the case of Mr. Dubinsky, an amount equivalent to approximately two years base salary and bonus, except that in the case of termination of Mr. Jacobsen's employment by Mercantile as a result of certain specified non-performance events, Mr. Jacobsen will receive an amount equivalent to his then-current base salary and bonus for a period of three years or the remaining term of the employment agreement (October 31, 2004), whichever is less.

    Each of the officers named in the Summary Compensation Table and certain other senior management officers are protected by substantively similar contractual provisions from a decrease in compensation, benefits, title or duties following a change in control of Mercantile. Under such provisions, each such officer will be entitled to receive an amount equal to such officer's then-current annual base salary and annual bonus in the event that such officer remains employed with Mercantile through the first anniversary of the change in control. Such agreements additionally provide that if there is a decrease in compensation or responsibilities of such officer or if such officer's employment is terminated for any reason other than for "cause" (as defined in the respective agreements) or if such officer resigns for good reason (or in the case of Mr. Jacobsen, if Mr. Jacobsen resigns for any reason within 13 months) after a change in control, Mercantile will be obligated to pay a lump-sum amount equal to twice such officer's then-current annual base salary and annual bonus (or in the case of Mr. Jacobsen, a lump-sum payment equal to his annual base salary and bonus for the remaining term of the employment agreement or for two years, whichever is greater), plus the value of certain other retirement benefits and other payments foregone due to the termination, and to continue all employee benefits through the remaining term of the agreement. If it is determined that any payments made to an officer pursuant to this agreement would subject such officer to an excise tax pursuant to Section 4999 of the Code, Mercantile will also be obligated to pay to such officer an additional amount sufficient to put the officer in the same after-tax position as he would have been in had no excise tax been imposed on such payment.

RETIREMENT PLANS

    The following table shows the estimated annual pension benefit payable to a covered participant at normal retirement age (65) under Mercantile's qualified Retirement Plan and Trust (the "Retirement Plan") as well as Mercantile's nonqualified Supplemental Retirement Plan (the "Supplemental Plan"). The Supplemental Plan provides benefits to certain participants that would otherwise not be available to them by reason of certain Code limitations on Retirement Plan benefits.


                                                         PENSION PLAN TABLE
                                                                          YEARS OF SERVICE<F1>,<F2>
FINAL AVERAGE                                       ------------------------------------------------------------------------
  SALARY                                               10              15              20              25              30
-------------                                       --------        --------        --------        --------        --------
$  450,000.....................................     $ 73,974        $110,961        $147,948        $184,936        $221,923
   750,000.....................................      124,224         186,336         248,448         310,561         372,673
 1,050,000.....................................      174,474         261,711         348,948         436,186         523,423
 1,350,000.....................................      224,724         337,086         449,448         561,811         674,173
 1,650,000.....................................      274,974         412,461         549,948         687,436         824,923
 1,950,000.....................................      325,224         487,836         650,448         813,061         975,673

-----------

<F1>The credited years of service for the five individuals listed in the
    Summary Compensation Table have been determined to be 18 for Mr. Jacobsen, 6 for Mr. Adams, 6 for Mr. Arnold, 5 for Mr. King, and 25 for Mr. McClure.

<F2>The maximum amount payable under the Retirement Plan is limited by the Code to $130,000 annually, subject to cost of living increases after 1998, certain transition rules applicable to benefits accrued before July 1, 1982 and reduction by reason of contributions under tax-qualified defined contribution plans maintained by Mercantile. To the extent benefits under the Retirement Plan are limited by the Code, they will be paid under the Supplemental Plan.


    Under these plans, eligible employees receive annual retirement benefits based upon the highest "Average Annual Salary" received for any period of 60 consecutive months preceding the date of termination of employment (the "Final Average Annual Salary"). "Average Annual Salary" is defined as all compensation received by a participant for personal services performed for Mercantile or a subsidiary as an employee (other than compensation pursuant to plans, which is specifically excluded by the terms of the Retirement Plan and the Supplemental Plan). The compensation covered by the definition of "Average Annual Salary" for each of the five individuals named in the Summary Compensation Table is equal to the sum of the "Salary" and "Bonus" columns of the Summary Compensation Table with respect to each individual. The table above presents annual retirement benefits payable as a single life annuity under both plans combined. Such retirement benefits are not subject to reductions for social security benefits or other offset amounts.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG MERCANTILE, S&P 500 AND KBW 50 INDICES

    The following graph compares quarterly cumulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and the Keefe, Bruyette & Woods 50 Index, which is composed of 50 of the nation's larger banking companies, including all money-center and most major regional banks:

                                    [GRAPH]

                                                                   PERIOD ENDED
                                     --------------------------------------------------------------------------
INDEX                                12/31/92      12/31/93     12/31/94     12/31/95     12/31/96     12/31/97
---------------------------------------------------------------------------------------------------------------
Mercantile Bancorporation Inc.        100.00         96.45       103.56       157.29       181.72       334.69
S&P 500                               100.00        110.08       111.53       153.44       188.52       251.44
KBW 50                                100.00        105.54       100.16       160.41       227.85       331.73

       ITEM 2. PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

    The Board of Directors of the Corporation has approved a proposal to amend
Article 3 of Mercantile's Restated Articles to increase the number of shares of Mercantile's Common Stock authorized thereunder from 200,000,000 to 400,000,000 and has directed that the proposal be submitted to the vote of the shareholders at the Annual Meeting. Mercantile also has a class of Preferred Stock authorized pursuant to Article 3 of its Restated Articles. No change to the number of shares of Preferred Stock presently authorized is being made pursuant to this proposed amendment.


    On the Record Date, 133,748,539 shares of Mercantile's Common Stock were issued and outstanding. Approximately 951,400 shares of Common Stock were issued or reserved for issuance in connection with the acquisition of HomeCorp, Inc., consummated on March 2, 1998, and approximately 19,200,000 shares of Common Stock will be issued or reserved for issuance upon consummation of the pending acquisitions by Mercantile of CBT Corporation and Firstbank of Illinois Co. Consummation of these acquisitions is expected to occur, subject to receipt of all necessary regulatory and shareholder approvals, later this year. In addition, approximately 14,550,000 shares of Mercantile's Common Stock will be required to satisfy Mercantile's potential obligations under its stock-based benefit plans. Except as set forth above or in other acquisition transactions that may be in the process of negotiation but not yet publicly announced, there are no options, warrants, script, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any Common Stock, or contracts, commitments, understandings or arrangements by which the Corporation is or may become bound to issue additional shares of Common Stock, or options, warrants or rights to purchase or acquire any additional shares of Common Stock. Accordingly, without the proposed amendment, the Corporation has approximately 31,550,000 authorized shares of its Common Stock that were not issued, reserved or designated for issuance as disclosed above.

    The additional shares of Common Stock for which authorization is sought herein would be identical to the shares of Common Stock now authorized under the Restated Articles. The authorized shares will be used from time to time in connection with future acquisitions, stock dividends or split-ups, capital raising, stock-based employee benefit plans and other stock requirements of the Corporation.

    Shareholders have no preemptive rights to acquire shares issued by the Corporation under its existing Restated Articles, and shareholders would not acquire any such rights with respect to the additional shares under the proposed amendment to the Restated Articles. Under some circumstances, issuance of additional shares of Common Stock could dilute voting rights, equity and earnings per share of existing shareholders. The authorization or issuance of the additional shares would not otherwise affect the legal rights of the shareholders of the outstanding shares of Common Stock.

    The increase in authorized but unissued Common Stock could be considered an anti-takeover measure because the additional authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in control of the Corporation more difficult. The Board of Directors' purpose in recommending this proposal is not as an anti-takeover measure, but for the reasons discussed above.


    The Board of Directors believes that it is in the best interests of the Corporation and its shareholders to increase the number of authorized but unissued shares of its Common Stock. The increase will provide a reserve of shares available for issuance upon sole authorization of the Board of Directors for any general corporate purpose.

    The complete text of the proposed amendment to the Restated Articles is set forth in Annex A to this Proxy Statement.

    Adoption of the proposed amendment to Article 3 of the Restated Articles will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO ARTICLE 3 OF THE RESTATED ARTICLES.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

    The officers and directors of Mercantile are at present, as in the past, customers of one or more of Mercantile's subsidiary banks and have had and expect to have transactions with such banks in the ordinary course of business. In addition, certain of the officers and directors of Mercantile are at present, as in the past, also executive officers or principal shareholders of corporations which are customers of such banks and which have had and expect to have transactions with such banks in the ordinary course of business. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable or unusual features.

    Frank Lyon, Jr., a director of Mercantile, held interests in entities that leased at various times in 1997, seven office facilities to subsidiary banks of Mercantile. Aggregate lease payments of approximately $405,332 were paid in 1997 to such entities. Mercantile exercised options to purchase five of these office facilities with the purchase price for each such facility determined by separate fair market value appraisals. The purchases of the properties were consummated in March and November 1997. The lease on one of the facilities expired without renewal. Under the terms of the lease agreements in respect of the remaining facility, aggregate lease payments for 1997 were $264,263.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Mercantile's directors and executive officers ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Mercantile. To Mercantile's knowledge, based solely on its review of the copies of such reports furnished to Mercantile and written representations by such directors, nominees and executive officers that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to Reporting Persons were timely met.

                             INDEPENDENT AUDITORS

    The firm of KPMG Peat Marwick LLP has been selected as Mercantile's independent auditor for 1998. Such firm was also Mercantile's independent auditor for 1997. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting of Shareholders. The representative shall have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS


    All proposals of shareholders, including nominations of directors, intended to be presented at the 1999 Annual Meeting of Shareholders must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524, by November 16, 1998, in order to be considered for inclusion in Mercantile's proxy statement and proxy for the 1999 Annual Meeting.


                            DISCRETIONARY AUTHORITY

    The Board of Directors does not intend to present at the Annual Meeting of Shareholders any business other than that referred to in the accompanying Notice of Annual Meeting. It was not aware, as of a reasonable time before this solicitation of proxies, of any other matters which may properly be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote the proxies in accordance with their best judgment in the interest of Mercantile.


March 16, 1998


------------------------------------------------------------------------------
A COPY OF THE 1997 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY MERCANTILE MAY BE OBTAINED BY ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524.
------------------------------------------------------------------------------

                                                                     APPENDIX A

            RESOLUTION TO AMEND RESTATED ARTICLES OF INCORPORATION

                        MERCANTILE BANCORPORATION INC.

   The following amendment to the Restated Articles of Incorporation of Mercantile Bancorporation Inc. (the "Company") shall be put to a vote of the shareholders of the Company at the Annual Meeting of Shareholders to be held April 23, 1998.

    RESOLVED, that Article 3 of the Restated Articles of Incorporation of the Company shall be amended to increase the aggregate number of shares of Common Stock of the Company authorized for issuance, from 200,000,000 to 400,000,000.

PROXY                   MERCANTILE BANCORPORATION INC.
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS_APRIL 23, 1998

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoint(s) T.H. JACOBSON, J.Q. ARNOLD and J.W. BILSTROM, and each of them, with or without the others, proxies, with full power of substitution, to vote on the following matters as directed hereon and in their discretion upon such other business as may properly come before the meeting, all shares of stock of Mercantile Bancorporation Inc. (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Cervantes Convention Center at America's Center, Lecture Hall, 701 Convention Plaza, St. Louis, Missouri, on Thursday, April 23, 1998, at 10:00 A.M., local time, and all adjournments thereof, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for such meeting, receipt of which is hereby acknowledged.

1.    ELECTION OF CLASS I DIRECTORS

      Election of four Class I Directors to hold office for terms of three years expiring in 2001 or until their successors shall have been duly elected and qualified.

      NOMINEES: HARRY M. CORNELL, JR., FRANK LYON, JR., HARVEY SALIGMAN AND JOHN A. WRIGHT

2.    AMENDMENT TO INCREASE AUTHORIZED SHARES

      Adoption of an amendment to the Mercantile Bancorporation Inc. Restated Articles of Incorporation to increase the authorized number of shares of common stock from 200,000,000 to 400,000,000.

3. In their discretion, upon any other business, including adjournments of the meeting, which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND THE PROPOSALS LISTED. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

1.   Election of Class I Directors (see reverse).


      / / FOR ALL        / / WITHHOLD ALL        / / FOR ALL EXCEPT


For, except vote withheld from the following nominee(s):

-----------------------------------------------------------------------


2.   Amendment to Increase Authorized Shares (see reverse).

          / / FOR        / / AGAINST             / / ABSTAIN

3. In their discretion, upon any other business which may properly come before the meeting.

          / / FOR        / / AGAINST             / / ABSTAIN



4.   / / Check here if you will attend the meeting.


5.   Check here if address change is noted. / /


     ----------------------------------------
     ----------------------------------------

                                                    Dated:_______________, 1998

Signature(s):__________________________________________________________________

_______________________________________________________________________________

NOTE: Please sign exactly as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                 APPENDIX

The information contained in the Comparison of Five-Year Cumulative Total Return graph which appears on page 17 of the printed proxy is depicted in the table immediately following the graph.